Exhibit (a)(3)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: Alpha Summit Strategic Alternatives Fund

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

Change of registered agent to: The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

3.	This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 20th day of March, 2026 A.D.

By	/s/ Amy J. Small
Trustee

Name:	Amy J. Small

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:50 AM 03/20/2026
FILED 11:50 AM 03/20/2026
SR 20261303865 - File Number 10543004